Exhibit 10.2

May 12, 2015

Dear Richard,

Cerus Corporation is pleased to offer you the position of Chief Medical Officer. This letter embodies the terms of our offer of employment to you.

As the Chief Medical Officer, your primary responsibility will be overseeing the development of Cerus’ global product portfolio strategy to bring INTERCEPT products to market in compliance with global regulatory, legislative and medical/ health requirements. You will be responsible for the oversight of corporate medical affairs including: strategy and development of Phase I, II, III, and IV clinical trials, and medical oversight of commercial products with respect to safety and efficacy for all geographic regions. You will also be responsible for leading and directing the activities of Cerus’ Clinical Research and Medical Affairs (“CRMA”) department. In this position you will report to Obi Greenman, President and CEO. You will work at our location in Concord, California. Of course, Cerus may change your responsibilities, reporting manager and work location from time to time, as it deems necessary.

You will be paid semi-monthly at the rate of $15,833.34, which calculates to an annual salary of $380,000 (the quoting of an annual salary is for illustrative purposes only). In addition to your salary, you will be eligible to participate in the Bonus Plan for Senior Management of Cerus Corporation. The maximum target bonus percentage for your position is 40% of base salary. Finally, Cerus will reimburse you for up to $150,000 for moving associated expenses that are incurred within the first year of employment with the company. See Exhibit A, Relocation Agreement, for related terms and conditions.

In addition to your salary, you will be eligible for all of Cerus’ standard employee benefit plans which include employer subsidized medical, dental and vision premiums, long term disability, life insurance, a 401(k) plan, and, upon meeting eligibility requirements, participation in Cerus’ Employee Stock Purchase Plan. The Employee Stock Purchase Plan gives employees an opportunity to obtain an equity position in Cerus Corporation at a favorable price. You will also be eligible for 20 days of vacation per year. You should note that Cerus may modify salaries and benefits from time to time as it deems necessary.

Subject to the approval of the Cerus Board of Directors, you will receive an option exercisable for 350,000 shares of common stock at an exercise price equal to the fair market value of such shares at the time of the grant as determined by the Board. The options shall vest as to one eighth of the shares six months after the vesting start date and as to one forty-eighth of the shares each month thereafter.

Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. We expect this position to require travel of up to 50% of your time. As an exempt employee, you will be occasionally asked to work additional hours as required by your assignments.

As a Cerus employee you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct included in the Cerus Employee Handbook. Furthermore, you will be expected to sign and comply with a proprietary information and nondisclosure agreement. Such agreements will not preclude you from providing occasional clinical advice to third parties, so long as the interests of such third parties in no way conflict with the interests of Cerus, such activity does not interfere with the performance of your responsibilities and duties to Cerus and it is clear that such advice is being provided in your individual capacity and not as a representative of Cerus.

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines set forth in this paragraph. In addition, by signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that might restrict your activities on behalf of the Company in any manner.

As an employee you may terminate employment at any time and for any reason whatsoever upon notice to Cerus. Although not required, we request that, in the event of resignation, you give the Company at least two weeks’ notice to aid in an orderly transition of your duties and responsibilities. Cerus may terminate your employment at any time, with or without cause and with or without advance notice.

As required by law, this offer is subject to your submission of an I-9 Form and satisfactory proof of your right to work in the United States no later than three days after your employment begins. In addition, this offer is contingent upon the satisfactory completion of the references and background check previously discussed with you.

If you wish to accept employment at Cerus under the terms set out above, please sign and date this letter, and return it to me by May 22, 2015. If you accept our offer, your first day of employment will be July 6, 2015.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ Lori L. Roll

Lori L. Roll

Vice President, Administration

Approved and Accepted	/s/ Richard Benjamin	Date	May 17, 2015
Richard Benjamin

EXHIBIT A

CERUS CORPORATION

RELOCATION AGREEMENT

Effective upon my date of hire at Cerus, July 6, 2015, I, Richard Benjamin, hereby agree to the following terms and conditions with respect to all relocation costs paid to me or on my behalf by Cerus Corporation (“Cerus”), whether by reimbursement to me or by direct payment to third parties, in connection with my relocation from Potomac, Maryland to the San Francisco Bay Area, California (the “Relocation Costs”):

1.	If I remain a full-time Cerus employee for twelve months from the effective date stated above, I shall have no obligation to repay any of the Relocation Costs.

2.	If my employment terminates within one year from the effective date as a result of my resignation or due to a “For Cause” termination, I agree to repay Cerus a portion of the Relocation Costs to be calculated as follows:

For each full month of full-time employment Cerus will forgive 1/12 of my Relocation Costs. The remaining unforgiven Relocation Costs are due and payable to Cerus immediately upon termination.

For the purposes of this Agreement, “For Cause” shall mean any of the following: (a) you are convicted of any felony or of any crime involving moral turpitude (including a no contest or guilty plea); (b) you participate in any fraud or act of dishonesty against the Company; (c) you willfully breach your duties to the Company, including insubordination, misconduct, excessive absenteeism, or persistent unsatisfactory performance of job duties; (d) you intentionally damage or willfully misappropriate any property of the Company; (e) you materially breach any written agreement with the Company (including, but not limited to, the your Proprietary Information Agreement); or (f) you engage in conduct that demonstrates unfitness to serve as reasonably determined by the Company.

Notwithstanding the foregoing, prior to a termination for Cause falling within (iii) or (vi) of the foregoing Cause definition, the Company must provide you with written notice of the your unsatisfactory conduct and a period of thirty (30) days to cure such conduct, except that such written notice and opportunity to cure are not required if the conduct is not capable of being cured.

3.	I understand that reimbursements and allowances paid to me or on my behalf as Relocation Costs may be included as a part of my gross income and therefore may be subject to tax.

I also understand that my ability to deduct a portion of my Relocation Costs is subject to specific limits and other IRS requirements, including the requirement that I must be able to substantiate my expenses by keeping copies of receipts. I understand that if I am audited by the IRS or any state tax agency, I alone and not Cerus will be liable for any taxes, interest or penalties due if any claimed deductions are denied for any reason, including if I fail to keep copies of receipts. I understand that I cannot rely on Cerus or any officer or employee of Cerus for advice regarding the proper tax treatment of my Relocation Costs and that I am responsible for obtaining independent advice from my own personal tax advisor.

4.	I understand that nothing in this agreement assures me of a continuing position with the Company, or in any way changes the Company’s right to terminate the employment relationship, as it deems necessary.

5.	If I am obligated under this agreement to repay Cerus for Relocation Costs, I hereby authorize Cerus to deduct the entire amount due from my final paycheck, including from any vacation pay or severance payments due.

6.	I understand and agree that Cerus will only reimburse me up to a total amount of $150,000.00 (gross) for my relocation-related expenses incurred within 12 months of the start of my full-time employment at Cerus, which reimbursement will be subject to receipt of substantiating documentation of such expenses.

/s/ Richard Benjamin	May 17, 2015
Richard Benjamin	Date